Two Bethesda Metro Center 14th Floor Bethesda, MD 20814 (301) 951-6122 (301) 654-6714 Fax Info@AmericanCapital.com www.AmericanCapital.com

FOR IMMEDIATE RELEASE CONTACT: John Erickson, Chief Financial Officer	(301) 951-6122

AMERICAN CAPITAL DECLARES $0.73 Q4 DIVIDEND,

REPORTS Q3 RESULTS

Bethesda, MD – November 2, 2004—American Capital Strategies Ltd. (Nasdaq: ACAS) announced today its Board of Directors has declared a fourth quarter 2004 regular dividend of $0.73 per share, payable on December 30, 2004 to record holders as of November 15, 2004. This dividend is a 6% increase over the fourth quarter 2003 regular dividend of $0.69 per share. American Capital has paid a total of $583 million in dividends and paid or declared $15.97 in dividends per share since its August 1997 IPO at $15.00 per share.

In addition, American Capital announced today its results for the quarter ended September 30, 2004. Net operating income (NOI) for the quarter increased 49% to $55 million compared to $37 million for third quarter 2003. On a diluted per share basis, NOI increased 2% to $0.67 per share compared to $0.66 per share for third quarter 2003. NOI before stock-based compensation expense for the quarter increased 52% to $57 million compared to the third quarter 2003. On a diluted per share basis, NOI before stock-based compensation expense for the quarter increased 3% to $0.70 per share. Comparisons to the prior year are impacted by a prescribed change in accounting method for the reporting of interest rate swap agreements adopted in the second quarter of 2004. Investors are encouraged to review the company’s reports on Forms 10-Q for more information about this accounting change.

During 2004, American Capital has paid or declared $2.85 per share in dividends. American Capital reiterates its guidance of $2.88 to $3.00 per share in dividends for 2004 paid from ordinary income for tax purposes. As has been customary, American Capital expects to declare a bonus dividend in December. In addition, American Capital reiterates that realized gains in the fourth quarter are anticipated to cover net realized losses of $54 million in the first three quarters of 2004, excluding periodic interest rate swap settlements.

“Over the last twelve months, American Capital has increased shareholder equity from operations by $250 million, a $3.52 increase per diluted share,” reported Chairman, CEO and President Malon Wilkus. “This is the result of a lot of hard work by our employees and an improving economic environment. It represents a 19% return on average net asset value per share, a terrific accomplishment. What’s more impressive

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American Capital

November 2, 2004

is that we’ve grown our equity investments in portfolio companies $478 million to $794 million, because we believe capital gains from these investments will propel our growth in the years to come. Another notable item for the quarter was the implementation of a 5% discount for shareholders that wish to reinvest their dividends through our Dividend Reinvestment Plan (DRIP). We note that many brokerage firms do not choose to allow their clients to receive this discount. Our investor relations team did a great job getting a number of brokerage firms to participate and we have included a list at the end of this release.”

For the quarter, the net increase in shareholders’ equity resulting from operations (NOI plus net appreciation and depreciation and net gains and losses of assets) was $61 million, or $0.74 per diluted share, for third quarter 2004, compared to $27 million, or $0.48 per diluted share, in third quarter 2003.

“We raised more than $1 billion of capital resources in the quarter and enhanced our financial flexibility with two new forms of capital,” commented Chief Financial Officer John Erickson. “Our issuance of unsecured debt at investment grade pricing levels has given us access to another source of capital and demonstrates the maturity of American Capital. Investment grade pricing is generally available only to companies with solid track records and substantial capitalization. We also entered into an equity forward agreement with several of our underwriters that will allow us to operate closer to our regulatory limit of 1 to 1 debt to equity, since we now have committed access to equity when we need it. This should allow us to generate higher earnings and dividends for our shareholders without increasing our risk. It was a landmark quarter for enhancing our balance sheet.”

In third quarter 2004, American Capital invested $492 million, composed of $186 million of senior debt, $243 million of subordinated debt, $20 million of preferred stock, $2 million of common stock warrants and $41 million of common stock. Included in the $492 million of new investments are $13 million of senior debt investments that were subsequently sold during the quarter. One investment, totaling $43 million, was in an American Capital-sponsored buyout of a new portfolio company. Twelve investments, totaling $387 million, were in buyouts led by private equity firms. One investment, totaling $18 million, was a direct investment in one portfolio company. Three investments, totaling $10 million, were in investments in existing portfolio companies to finance strategic acquisitions. Two investments, totaling $22 million, were in investments in existing portfolio companies for growth or recapitalizations. Seven investments, totaling $12 million, were for working capital for existing portfolio companies, including $8 million of distress-related investments. Total invested assets at fair value increased 42% to $2.8 billion at September 30, 2004 as compared to $1.9 billion at December 31, 2003.

“The M&A market remains very active, with transactions increasing in our market by approximately 30% year over year based on our in-house proprietary database,” said COO Ira Wagner. “We have invested $1.3 billion through the end of the third quarter, testimony to the solid relationships we have developed with a widening circle of private equity firms. We have now closed transactions with 57 private equity firms. This

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American Capital

November 2, 2004

speaks to the significant franchise we have built; a powerful combination of extensive deal sourcing, thorough and timely due diligence, and a first class execution culture that serves our marketplace extremely well. Despite the solid quarter for investment activity with private equity firms, we closed fewer American Capital led buyouts than we anticipated at the beginning of the quarter as a result of maintaining our investment discipline.”

The weighted average effective interest rate on American Capital's total investments in debt securities as of September 30, 2004 was 12.7%. At September 30, 2004, the weighted average loan grade of American Capital's loan portfolio remained at 3.0 on a scale of 1 to 4, with 4 being the highest quality. As of September 30, 2004, loans in nine portfolio companies totaling $116 million, with a fair value of $48 million, were on non-accrual. Delinquent and non-accruing loans totaled $147 million, or 7% of total loans, at September 30, 2004 compared to $164 million, or 10% of total loans, at December 31, 2003. American Capital’s net asset value per share increased $2.35 from December 31, 2003 to $20.18 at September 30, 2004.

In the third quarter of 2004, American Capital recorded $6 million in total net appreciation, depreciation, gains and losses, or $21 million on portfolio company assets (excluding interest rate swap agreements). This includes net losses of $12 million, comprised of $3 million of gross gains on portfolio investments, $10 million of gross losses on portfolio investments and $5 million of net losses attributable to periodic interest settlements of interest rate swap agreements. Since the Company’s August 1997 IPO, cumulative net losses on portfolio company assets have totaled $39 million, not including $14 million from periodic interest rate swap payments.

From its 1997 IPO through the third quarter of 2004, American Capital’s annual rate of net loss on portfolio company assets (excluding interest rate swap agreements) was 1.7% of equity based on American Capital’s average annual net appreciation, depreciation, gains and losses divided by American Capital’s average equity. From American Capital’s IPO through the second quarter of 2004, American Capital compares favorably to FDIC insured banks that experienced net losses of more than twice that rate or 5.0% of equity (based on the average annual equity capital and net charge-offs per the FDIC Quarterly Banking Profile data).

In third quarter 2004, net appreciation totaled $18 million, consisting of net appreciation of $19 million from current portfolio companies ($65 million of appreciation at 17 portfolio companies and $46 million of depreciation at 12 portfolio companies), $9 million of net appreciation resulting from the recognition of net losses and $10 million of depreciation on interest rate derivative agreements (consisting of $10 million depreciation attributable to the change in the fair value of the future payment stream and $0.3 million appreciation for the decrease in accrued current periodic interest rate swap payments). Interest rate derivative agreements are required by American Capital’s loan agreements and asset securitizations to lock in interest rate spreads on the securitized investments and reduce interest rate risk. Their fair values appreciate or depreciate based on relative market interest rates and their remaining term to maturity. Since the Company’s August 1997 IPO, cumulative net

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American Capital

November 2, 2004

depreciation plus net losses totals $87 million, or $52 million on portfolio company assets (excluding interest rate derivative agreements) at September 30, 2004.

Since its August 1997 IPO through third quarter 2004, American Capital has earned a 15% compounded annual return on 75 exits and prepayments of senior debt, subordinated debt and equity investments, totaling $1.1 billion of invested capital, including interest payments, dividends, fees and net gains on these investments. These exits and prepayments represent 28% of all amounts invested by American Capital since its August 1997 IPO. Proceeds from these exits and prepayments exceeded the associated prior quarter valuation of the investments by $38 million in aggregate, or 4%. Twenty-two percent of these exits and prepayments were from portfolio companies that had at one time been either a loan grade 1 or 2 in American Capital's four point loan grading system, with 1 being the lowest loan grade. Since its IPO through the third quarter of 2004, $34 million of American Capital’s accrued payment-in-kind (PIK) interest and dividends and accreted original issue discount (OID) have been repaid, representing 22% of all PIK and OID.

ENGAGEMENT OF HOULIHAN LOKEY HOWARD AND ZUKIN

As part of its quarterly process of valuing the Company’s investment portfolio, the Company engaged Houlihan Lokey Howard & Zukin Financial Advisors Inc. ("Houlihan Lokey") in the third quarter of 2003 to review independently the determination of fair value of American Capital's portfolio company investments. Houlihan Lokey is the premier valuation firm in the U.S., engaged in approximately 800 valuation assignments per year for clients worldwide. In the past year, Houlihan Lokey has reviewed 100% of American Capital’s portfolio investments that have been a portfolio company for at least one year. In addition, Houlihan Lokey representatives attend American Capital’s quarterly valuation meetings and provide periodic reports and recommendations to the American Capital Audit Committee with respect to American Capital’s valuation models, policies and procedures.

For the third quarter of 2004, Houlihan Lokey reviewed the Company’s valuations of 22 American Capital portfolio company investments having $521 million in fair value as reflected in American Capital’s financial statements as of September 30, 2004. Using methods and techniques that are customary for the industry and that Houlihan Lokey considers appropriate under the circumstances, Houlihan Lokey determined that the aggregate fair value assigned to the portfolio company investments by American Capital was within their reasonable range of aggregate value for such companies. Over the last four quarters, Houlihan Lokey has reviewed 82 portfolio companies totaling $1.8 billion in fair value as of their respective valuation dates.

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American Capital

November 2, 2004

Financial highlights for the quarter are as follows:

AMERICAN CAPITAL STRATEGIES, LTD.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2004	December 31, 2003
	(unaudited)
Assets
Investments at fair value (cost of $2,768,852 and $2,042,914, respectively)
Non-Control/Non-Affiliate investments	$1,131,297	$756,158
Control investments	1,313,450	1,041,144
Affiliate investments	311,175	137,917
Interest rate derivative agreements	1,162	3,128

Total investments at fair value	2,757,084	1,938,347
Cash and cash equivalents	91,661	8,020
Restricted cash	87,837	75,935
Interest receivable	21,777	17,636
Other	32,018	28,390

Total assets	$2,990,377	$2,068,328

Liabilities and Shareholders’ Equity
Debt	$1,198,718	$840,211
Interest rate derivative agreements	23,047	26,604
Accrued dividends payable	58,462	3,957
Other	17,936	21,641

Total liabilities	1,298,163	892,413

Commitments and Contingencies
Shareholders’ equity:
Undesignated preferred stock, $0.01 par value, 5,000 shares authorized, 0 issued and outstanding	—	—
Common stock, $0.01 par value, 200,000 shares authorized, 83,849 and 66,930 issued, and 83,849 and 65,949 outstanding, respectively	838	659
Capital in excess of par value	1,859,116	1,360,181
Unearned stock compensation	(36,440)	(21,286)
Notes receivable from sale of common stock	(6,862)	(8,783)
Distributions in excess of net realized earnings	(89,623)	(23,685)
Net unrealized depreciation of investments	(34,815)	(131,171)

Total shareholders’ equity	1,692,214	1,175,915

Total liabilities and shareholders’ equity	$2,990,377	$2,068,328

AMERICAN CAPITAL STRATEGIES, LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
OPERATING INCOME:
Interest and dividend income
Non-Control/Non-Affiliate investments	$30,410	$21,047	$79,245	$62,431
Control investments	26,380	20,517	78,697	53,953
Affiliate investments	11,460	3,571	25,655	8,243
Interest rate derivative agreements	—	(4,618)	—	(12,735)

Total interest and dividend income	68,250	40,517	183,597	111,892

Fees
Non-Control/Non-Affiliate investments	6,870	3,380	18,752	11,964
Control investments	5,378	8,924	18,924	14,276
Affiliate investments	1,768	497	3,101	1,455

Total fee income	14,016	12,801	40,777	27,695

Total operating income	82,266	53,318	224,374	139,587

OPERATING EXPENSES:
Interest	10,343	4,412	22,916	12,156
Salaries and benefits	6,576	7,616	20,193	16,394
General and administrative	7,174	3,971	19,264	12,162
Stock-based compensation	2,141	705	5,421	940

Total operating expenses	26,234	16,704	67,794	41,652

OPERATING INCOME BEFORE INCOME TAXES	56,032	36,614	156,580	97,935
Provision for income taxes	(1,314)	—	(1,369)	—

NET OPERATING INCOME	54,718	36,614	155,211	97,935

Net realized gain (loss) on investments
Non-Control/Non-Affiliate investments	(194)	3,983	(4,851)	6,465
Control investments	(6,633)	(17,632)	(49,419)	8,001
Affiliate investments	351	1,366	317	1,366
Interest rate derivative periodic payments	(5,330)	—	(13,513)	—

Total net realized gain (loss) on investments	(11,806)	(12,283)	(67,466)	15,832

Net unrealized appreciation (depreciation) of investments
Non-Control/Non-Affiliate investments	7,696	(14,128)	15,364	(14,791)
Control investments	15,842	5,624	71,435	(51,885)
Affiliate investments	3,586	1,454	7,966	2,661
Interest rate derivative periodic payment accrual	291	—	(3,183)	—
Interest rate derivative agreements	(9,728)	9,226	4,774	2,089

Total net unrealized appreciation (depreciation) of investments	17,687	2,176	96,356	(61,926)

NET INCREASE IN SHAREHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$60,599	$26,507	$184,101	$51,841

NET OPERATING INCOME PER COMMON SHARE:
Basic	$0.68	$0.67	$2.12	$1.87
Diluted	$0.67	$0.66	$2.09	$1.86
NET EARNINGS PER COMMON SHARE:
Basic	$0.75	$0.48	$2.51	$0.99
Diluted	$0.74	$0.48	$2.48	$0.98
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic	80,730	54,919	73,299	52,408
Diluted	81,700	55,252	74,224	52,650
DIVIDENDS DECLARED PER COMMON SHARE	$0.72	$0.69	$2.12	$2.04

American Capital provides disclosure of NOI before stock-based compensation because it is useful and relevant to investors as it is an important measure of how we internally evaluate our operating results. Disclosure of NOI before stock-based compensation is not a substitute for NOI or any other measure as prescribed by generally accepted accounting principles (GAAP). The following is a reconciliation of NOI before stock-based compensation expense to NOI:

AMERICAN CAPITAL STRATEGIES, LTD.

RECONCILIATION OF NET OPERATING INCOME BEFORE STOCK-BASED COMPENSATION

EXPENSE TO NET OPERATING INCOME

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
Net operating income	$54,718	$36,614	$155,211	$97,935
Stock-based compensation	2,141	705	5,421	940

Net operating income before stock-based compensation	$56,859	$37,319	$160,632	$98,875

Net operating income per common share:
Basic	$0.68	$0.67	$2.12	$1.87
Diluted	$0.67	$0.66	$2.09	$1.86
Net operating income before stock-based compensation per common share:
Basic	$0.70	$0.68	$2.19	$1.89
Diluted	$0.70	$0.68	$2.16	$1.88
Weighted average shares of common stock outstanding:
Basic	80,730	54,919	73,299	52,408
Diluted	81,700	55,252	74,224	52,650

Portfolio Statistics (1) ($ in millions, unaudited):	Static Pool							Aggregate
	Pre-1999	1999	2000	2001	2002	2003	2004
Original Investments and Commitments	$322	$365	$261	$368	$586	$897	$1,133	$3,932
Total Exits and Prepayments of Original Investments	$103	$124	$200	$169	$140	$257	$114	$1,107
Total Interest, Dividends and Fees Collected	$105	$115	$71	$112	$127	$122	$53	$705
Total Net Realized (Loss) Gain on Investments(2)	$(6)	$6	$(85)	$38	$(3)	$10	$1	$(39)
Internal Rate of Return(3)	7.2%	6.2%	(2.8)%	26.9%	20.7%	25.8%	41.4%	14.6%
Current Cost of Investments	$209	$235	$80	$194	$468	$618	$965	$2,769
Current Fair Value of Investments	$154	$144	$66	$215	$523	$660	$994	$2,756
Net Unrealized Appreciation/(Depreciation)	$(55)	$(91)	$(14)	$21	$55	$42	$29	$(13)
Non-Accruing Loans at Face	$20	$34	$—	$21	$41	$—	$—	$116
Equity Interest at Fair Value	$14	$44	$29	$56	$196	$214	$241	$794
Debt to EBITDA(4)(5)	8.7	8.9	5.5	6.9	4.2	4.2	4.4	5.0
Interest Coverage(4)	1.8	1.9	1.7	1.6	3.1	2.4	2.9	2.6
Debt Service Coverage(4)	1.6	1.7	1.0	1.1	2.2	1.7	2.2	1.9
Loan Grade(4)	2.9	1.7	1.8	2.7	3.3	3.0	3.0	3.0
Average Age of Companies	43 yrs	54 yrs	31 yrs	44 yrs	29 yrs	24 yrs	42 yrs	36 yrs
Average Sales(6)	$89	$124	$91	$190	$67	$83	$92	$94
Average EBITDA(7)	$5	$17	$14	$20	$11	$17	$18	$16
Ownership Percentage	79%	62%	39%	46%	48%	41%	35%	44%
% with Senior Lien(8)	32%	14%	0%	46%	18%	19%	26%	23%
% with Senior or Junior Lien(8)	58%	52%	89%	89%	80%	88%	74%	78%
Total Sales(6)	$472	$955	$272	$1,956	$1,188	$2,476	$2,704	$10,023
Total EBITDA(7)	$18	$108	$57	$236	$168	$408	$564	$1,559

(1)	Static pool classification is based on the year the initial investment was made. Subsequent add-on investments are included in the static pool year of the original investment.
(2)	Excludes net realized losses on interest rate derivative agreements.
(3)	Assumes investments are exited at current fair value.
(4)	These amounts do not include investments in which the Company owns only equity.
(5)	For portfolio companies with a nominal EBITDA amount, the portfolio company’s maximum debt leverage is limited to 15 times EBITDA.
(6)	Sales of the most recent twelve months, or when appropriate, the forecasted twelve months.
(7)	EBITDA of the most recent twelve months, or when appropriate, the forecasted twelve months.
(8)	As a percentage of the Company’s total debt investments.

ADDITIONAL DIVIDEND INFORMATION

American Capital must make certain distributions of its taxable income in order to maintain its tax status as a regulated investment company. Investors can refer to American Capital’s most recent report on Form 10-K for more information about its tax status. American Capital intends to retain long-term capital gains and treat them as deemed distributions for tax purposes. Therefore, the taxable income that is distributed as dividends would be expected to be treated as ordinary income for tax purposes. Taxable income differs from GAAP income because of both temporary and permanent differences in income and expense recognition. For example, changes in appreciation and depreciation have no impact on American Capital's taxable income. American Capital reports the anticipated tax characteristics of each dividend when announced, while the actual tax characteristics of each year’s dividends are reported annually to stockholders on Form 1099DIV. The 2004 dividends paid or declared to-date, totaling $2.85 per share, are anticipated to be a distribution of ordinary income for tax purposes.

In appreciation of the loyal support of our shareholders, American Capital has amended the Dividend Reinvestment Plan to grant a 5% discount to the market price for reinvested dividends. Brokerages that have confirmed participation in the amended DRIP include:

Ameritrade

A.G. Edwards

Citigroup-Smith Barney

Fidelity

Legg Mason

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American Capital

November 2, 2004

Merrill Lynch

Morgan Stanley

Raymond James

RBC Dain Rauscher

UBS Financial

A summary of American Capital’s dividend history follows. For further dividend history, please visit our website. For more information regarding this Plan, please visit our website or call our Shareholder Relations Department at (301) 951-6122.

AMERICAN CAPITAL’S DIVIDEND HISTORY

$15.97 Declared Since August 1997 IPO at $15.00 Per Share

Year/Quarter	Dividend Amount	% Change Over Prior Year Quarter and Prior Year Total	Additional Dividend	Total
2004
Q4	$0.73	6%		$2.85
Q3	$0.72	4%
Q2	$0.70	3%
Q1	$0.70	4%

2003	$2.73	7%	$0.06	$2.79
Q4	$0.69	3%
Q3	$0.69	5%
Q2	$0.68	8%
Q1	$0.67	14%

2002	$2.55	15%	$0.02	$2.57
Q4	$0.67	18%
Q3	$0.66	18%
Q2	$0.63	15%
Q1	$0.59	11%

2001	$2.21	13%	$0.09	$2.30
Q4	$0.57	10%
Q3	$0.56	14%
Q2	$0.55	12%
Q1	$0.53	18%

2000	$1.95	14%	$0.22	$2.17
Q4	$0.52	18%
Q3	$0.49	14%
Q2	$0.49	14%
Q1	$0.45	10%

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American Capital

November 2, 2004

1999	$1.71	39%	$0.03	$1.74
Q4	$0.44	19%
Q3	$0.43	34%
Q2	$0.43	48%
Q1	$0.41	64%

1998	$1.23	N/A	$0.11	$1.34
Q4	$0.37	76%
Q3	$0.32	N/A
Q2	$0.29	N/A
Q1	$0.25	N/A
1997 Q4	$0.21			$0.21

Total				$15.97

American Capital invites shareholders, prospective shareholders and analysts to attend the American Capital Shareholder Call on Wednesday, November 3 at 11:00 am ET. The dial in number will be (800) 230-1092. International callers should dial (612) 288-0318. Please advise the operator you are dialing in for the American Capital Shareholder Call.

BEFORE THE CALL:

SLIDE PRESENTATION AVAILABLE IN ADVANCE OF THE SHAREHOLDER CALL:

During the Shareholder Call, we invite you to turn to our shareholder website, www.ACAS.com, and click on the November 3 Shareholder Call Slide Show button. The quarterly shareholder presentation includes a summary slide show to accompany the call that participants may download and print and a longer version with supplementary information. You may wish to take the time to review the slides in advance of the Shareholder Call.

DURING THE CALL:

STREAMING SLIDE PRESENTATION DURING THE SHAREHOLDER CALL:

Participants will also be able to access the complete streaming slide presentation on our website while listening to the shareholder call by phone as it occurs. Go to www.ACAS.com and click on the Q3 2004 Shareholder Presentation link. At 11 am ET you may need to refresh your screen to access the streaming slide presentation.

AFTER THE CALL:

AUDIO AND SLIDE PRESENTATION AVAILABLE AFTER THE CALL:

The audio of the shareholder call and slide presentation will be made available after the shareholder call on November 3 on our website. An archive of our audio and slide presentations of our quarterly shareholder calls can be found in the Investor Relations section of our website at www.ACAS.com.

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American Capital

November 2, 2004

AUDIO ONLY PRESENTATION AVAILABLE AFTER THE SHAREHOLDER CALL:

There will be a phone recording available from 9:30 pm Wednesday, November 3 until 11:59 pm Monday, November 15. If you are interested in hearing the recording of the presentation, please dial (800) 475-6701. International callers may dial (320) 365-3844. The access code for both domestic and international callers is 749814.

For further information or questions, please do not hesitate to call our Shareholder Relations department at (301) 951-6122.

Since its August 1997 IPO, American Capital has invested over $3.9 billion in 143 portfolio companies. As of October 31, 2004, American Capital shareholders have enjoyed a total return of 287% since the Company’s IPO — an annualized return of 20.7%, assuming reinvestment of dividends. American Capital has paid a total of $583 million in dividends and paid or declared $15.97 dividends per share since its August 1997 IPO at $15 per share.

American Capital is a publicly traded buyout and mezzanine fund with capital resources of approximately $4.3 billion. American Capital is an investor in and sponsor of management and employee buyouts, invests in private equity buyouts, and provides capital directly to private and small public companies. American Capital provides senior debt, mezzanine debt and equity to fund growth, acquisitions and recapitalizations.

Companies interested in learning more about American Capital’s flexible financing should contact Mark Opel, Principal, at (800) 248-9340, or visit our website at www.AmericanCapital.com.

This press release contains forward-looking statements. The statements regarding expected results of American Capital Strategies are subject to various factors and uncertainties, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, changes in regional or national economic conditions, or changes in the conditions of the industries in which American Capital has made investments.

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